SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           ____________


                             FORM 8-K
                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)    June 3, 1996
                                                   (June 3, 1996)



                        GLOBAL MARINE INC.

__________________________________________________________________
        (Exact name or registrant as specified in charter)



          Delaware             1-5471           95-1849298
_________________________   _____________   __________________
State or other jurisdiction   (Commission     (IRS employer
     of incorporation)       file number)    identification no.)



        77 N. Eldridge Road, Houston, Texas       77079
__________________________________________   _________________
 (Address of principal executive offices)       (Zip Code)




 Registrant's telephone number, including area code  (713) 596-5100



ITEM 5.  OTHER EVENTS.

On June 3, 1996, the Registrant announced that its wholly-owned contract drilling subsidiary, Global Marine Drilling Company ("GMDC"), has received two unrelated long-term commitments from major oil companies to drill in deep water in the US Gulf of Mexico. One of these commitments is for a three-year program using a semisubmersible rig to drill in water depths up to 5,000 feet.
In response to this commitment, GMDC has agreed to purchase a semisubmersible, the Polycastle, from a third party. The other commitment is for a 16-month drilling program using an Arctic class semisubmersible already owned by one of the Registrant's wholly-owned subsidiaries to drill in water depths up to 3,000 feet. In total, the two contracts are expected to generate revenues of approximately $210 million. The costs of acquiring the Polycastle and upgrading both rigs are expected to total approximately $200 million. The Registrant intends to finance these investments from internally generated funds.

The Polycastle was built in Japan by Mitsui Engineering in 1982. The unit is equipped with dynamic-positioning and has been operating as an accommodations unit in the Norwegian sector of the North Sea for the past several years. GMDC expects to take delivery of the Polycastle in the fourth quarter of 1996 and reconfigure it for drilling operations commencing in the third quarter of 1997.

The Arctic class semisubmersible to be used in the 16-month drilling program is currently operating under contract in the UK sector of the North Sea and will be modified to upgrade its water-depth capability from 1,800 feet to 3,000 feet. It is expected to mobilize to the Gulf of Mexico and commence operations during the first quarter of 1997.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         GLOBAL MARINE INC.



Date: June 3, 1996            By:     s/Thomas R. Johnson

                                Thomas R. Johnson
                                Vice President
                                and Corporate Controller